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Exhibit 99.1

                                 Press Release

                    [LOGO]  CITIZENS & NORTHERN BANK


                                                          Contact:  Yvonne Gill
April 10, 2003                                            570-724-0212
                                                          ygill@cnbankpa.com

C&N ANNOUNCES FIRST QUARTER 2003 UNAUDITED FINANCIAL RESULTS

FOR IMMEDIATE RELEASE:

         Wellsboro, PA - Craig G. Litchfield, chairman, president and chief executive officer, recently announced the unaudited, consolidated financial results for Citizens & Northern Corporation and subsidiaries for the first quarter 2003.

FINANCIAL HIGHLIGHTS FOR THE FIRST QUARTER 2003:
------------------------------------------------

- Net Income increased 6%, to $4,072,000 for the first quarter 2003, from $3,838,000 for the first quarter 2002. Net Income for the first quarter 2003 was 13% higher than the amount recorded for the fourth quarter 2002. Net Income Per Share rose to $0.51 (Basic and Diluted) for the first quarter 2003, as compared to $0.48 (Basic and Diluted) for the first quarter 2002, and $0.45 (Basic and Diluted) for the fourth quarter 2002. Per Share amounts have been retroactively adjusted for the effects of a 3-for-2 stock split to be issued April 21, 2003, to shareholders of record as of April 7, 2003.

- Return on Average Assets was 1.62% for the first quarter 2003, as compared to 1.74% for the first quarter 2002 and 1.46% for the fourth quarter 2002. Return on Average Equity was 13.83% for the first quarter 2003, as compared to 15.09% for the first quarter 2002 and 12.56% for the fourth quarter 2002.

- Total assets amounted to $1,024,687,000 as of March 31, 2003, an increase of 11% over total assets of $922,925,000 as of March 31, 2002. Net loans increased $75,003,000, or 19.5%, as of March 31, 2003, compared to one year earlier.

- Shareholders' Equity/Average Assets Ratio was 10.65% as of March 31, 2003. This safety and soundness measurement needs to be at a minimum of 5% to be considered well capitalized by banking regulatory agencies.


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-    Cash Dividends declared by C&N increased by 12.5% for the first quarter
     2003 over the first quarter 2002, to $0.21 per share. Cash Dividends per Share are 5% higher than the amount declared for the fourth quarter 2002. Dividends per Share amounts have been adjusted for the effects of the 3-for-2 stock split.

         Net realized gains from securities increased $495,000, to $1,721,000 in the first quarter 2003 from $1,226,000 in the first quarter 2002. Most of the securities gains in each period were from sales of stocks of banks and bank holding companies. Also, net interest income of $7,687,000 in the first quarter 2003 was $361,000 (5%) higher than the first quarter 2002 amount of $7,326,000, mainly as a result of growth in earning assets and from lower interest rates on deposits and borrowed funds. Noninterest expense increased $426,000 (8%) in the first quarter 2003 over the first quarter 2002. Also, the provision for loan losses of $350,000 for the first quarter 2003 was $170,000 higher than the provision for loan losses for the first quarter 2002. Noninterest income was $147,000 (9%) lower for the first quarter 2003 than the amount recorded for the first quarter 2002. The income tax provision for the first quarter 2003 was $121,000 lower than the income tax provision for the first quarter 2002, reflecting a lower effective tax rate.

         Net realized gains from securities were $1,329,000 higher in the first quarter 2003 than in the fourth quarter 2002. Net interest income fell slightly ($179,000, or 2%) in the first quarter 2003 from the fourth quarter 2002. Noninterest expense rose $347,000 (7%) in the first quarter 2003 from the fourth quarter 2002.

         Citizens & Northern Bank is a wholly-owned subsidiary of Citizens & Northern Corporation. Citizens & Northern Bank provides complete financial and investment services through 17 full service offices located throughout Tioga, Bradford, Sullivan and Lycoming, Pennsylvania counties. C&N can be found on the web at www.cnbankpa.com. The Company's stock trades on the Over-the-Counter Bulletin Board under the symbol CZNC.OB.